Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267022 on Form S-1 of our report dated May 13, 2022 (September 8, 2022, as to the effects of the 1-for-2.259 stock split described in Note 14) relating to the financial statements of Third Harmonic Bio, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, NJ

September 8, 2022